UNITED STATES
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ORTHOFIX INTERNATIONAL N.V.
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Contact:	Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(617) 912-2903

Orthofix International Sends Letter to Shareholders
Opposing A Second Ramius Board Nominee

BOSTON, March 11, 2009 – Orthofix International N.V. (NASDAQ: OFIX) (the Company) announced today it sent a letter to its shareholders, which is included below, opposing the proposal being made by Ramius LLC to nominate Steven Lee to the Company’s Board of Directors at a Special Meeting of Shareholders scheduled for April 2, 2009.

Dear fellow Orthofix shareholder:

In advance of the Orthofix Special Meeting of Shareholders scheduled for April 2, 2009, we wanted to communicate some concerns that the Board of Directors has about a second Ramius nominee for the Orthofix Board, Steven Lee. In addition to having serious concerns about the qualifications of Peter Feld, in February 2009 we also notified Ramius of our concerns regarding Mr. Lee. Since that time, additional issues have come to light that raise further questions about the appropriateness of nominating Mr. Lee for the Orthofix Board.

Ramius is Ignoring the Serious Perceptual Issues That Would Be Created By Steven Lee Based on His Leadership of PolyMedica during a U.S. Department of Justice Investigation and His Board Membership at ICN Pharmaceuticals During a U.S. Securities and Exchange Commission Investigation

Steven Lee served on the Board of Directors of ICN Pharmaceuticals (now called Valeant Pharmaceuticals International) from 2001 to 2004. Following the initiation of an investigation by the Securities and Exchange Commission, Valeant restated nearly a decade of financial statements as a result of inappropriate backdating of stock options. This activity apparently took place during Mr. Lee’s tenure as a Director and a member of the Compensation Committee. We are concerned about the impact that this information could have on Orthofix and its shareholders if Mr. Lee were to assume a seat on our Board of Directors.

Even more concerning for shareholders, however, is Ramius’ reaction to questions about Mr. Lee’s history with PolyMedica Corporation, a Massachusetts-based medical products company that he founded and served as President, CEO and Chairman of the Board from 1990 to 2002. During Mr. Lee’s tenure with PolyMedica, the company became embroiled in a federal investigation. In 2001 two qui tam, or whistleblower, lawsuits were filed in federal court in Miami and Boston against PolyMedica Corporation and its subsidiaries. These lawsuits alleged, among other things, that the subsidiaries violated the False Claims Act by submitting claims to Medicare without proper documentation of medical necessity, resulting in overbilling to federal health care programs.

In 2004, after Mr. Lee left the company, PolyMedica paid a $35 million settlement to the United States government to resolve civil allegations, as well as to settle administrative sanctions related to the alleged misconduct. This settlement concluded an investigation lasting approximately five years that included onsite searches of PolyMedica’s operations by FBI agents in response to federal search warrants, the removal of company documents, and subsequent shareholder lawsuits.

Ramius Responded to These Concerns By Calling
Government Investigations “Commonplace”

In Ramius’ February 25th and March 9th letters to Orthofix shareholders they addressed Mr. Lee’s history, stating: “It is fairly commonplace for companies who rely on government reimbursement to be investigated from time to time.” Ramius either does not understand the healthcare industry, or worse, believes that a five-year investigation resulting in $35 million in fines paid to the government is of no concern. Given the stringent focus that Orthofix has placed on compliance and integrity following the Blackstone acquisition, Ramius’ dismissive treatment of serious government investigations as “commonplace” occurrences is outrageous.

To be clear, the PolyMedica lawsuit involved a five-year federal government investigation, using taxpayer funds, which was begun after company employees brought whistleblower allegations to the government’s attention. In this kind of lawsuit, called a qui tam case, the government has the choice to get involved in the case if it determines that the allegations are serious and legitimate enough to warrant the use of government resources. It is far from “commonplace” for numerous governmental bodies to investigate and coordinate activities and garner tens of millions of dollars in fines in order to settle claims. In this case, according to the Department of Justice’s own press release, “the investigation was spearheaded by the Federal Bureau of Investigation’s West Palm Beach Office and the Office of the Inspector General, HHS. Attorneys from the Justice Department's Civil Division, the U.S. Attorney’s Office for the Southern District of Florida, the U.S. Attorneys’ Office for the District of Massachusetts and the U.S. Department of Health and Human Services’ Office of the General Counsel negotiated the civil settlement.”

As a result of this investigation and settlement, PolyMedica was also subjected to a five-year government compliance oversight program, which carried over even when the company was subsequently acquired by Medco in 2007.

Ramius’ Treatment of This History of Serious Government Action Conflicts with Orthofix’s Commitment to Compliance Efforts

In contrast to Ramius’ treatment of government investigations as “commonplace,” Orthofix has taken a proactive approach in building strong corporate governance and compliance programs. We believe that Mr. Lee’s presence on our Board would detract from these positive steps.

Ramius’ February 25th letter to Orthofix shareholders attempts to dismiss these concerns about Mr. Lee, stating, “We find it interesting that Orthofix would use this diversion to try to discredit Mr. Lee, when Orthofix itself is currently the target of an investigation by the Department of Health and Human Services, Office of the Inspector General...” In fact, it is precisely because Orthofix, under the current management team and Board of Directors, takes compliance matters so seriously that we object so strongly to Mr. Lee’s presence on the Board.

Orthofix recently implemented Integrity Advantage™, our Corporate Compliance and Ethics Program. This program incorporates industry best practices for compliance, and is designed to meet U.S. Sentencing Commission Guidelines for effective organizational compliance and ethics programs. This program was implemented under the leadership of the company’s recently appointed Senior Vice President and Chief Compliance Officer, a health care attorney with significant regulatory compliance experience whose hiring was approved by the Board.  Orthofix’s Integrity Advantage program is designed to promote legal compliance and ethical business practices throughout the company’s domestic and international businesses.

We believe that Steven Lee’s presence on the Orthofix Board would detract from the progress we have made on compliance matters, and shareholders should question Ramius’ judgment in nominating him to the Orthofix Board.

Orthofix’s Current Board of Directors is Highly Qualified and Has Instituted Best-in-Class Corporate Governance Practices

The current Orthofix Board is comprised of highly qualified individuals specifically chosen for their business and healthcare expertise. This Board has also implemented best-in-class corporate governance practices to guide Orthofix, including:

•	No staggered or classified Board members; all directors stand for election annually,
•	The roles of Chairman and CEO are held by separate individuals,
•	The Audit, Compensation, and Nominating & Governance Committees are comprised of independent directors,
•	The Board regularly meets without the CEO at least two times per quarter,
•	The Company uses outside advisers as necessary,
•	The Board conducts regular CEO performance reviews,
•	A Board education program is in place,

•	A Board self-assessment is conducted once per year,
•	Shareholder rights are promoted by the company’s articles of association, including
o	No anti-takeover defenses,
o	No supermajority voting requirements,
o	Shareholders can call a special meeting,
o	Shareholders can act by written consent,
o	Shareholder vote is required to change articles of association.

Mr. Lee’s experiences with PolyMedica and ICN Pharmaceuticals would stand in contrast to the current Board’s depth of commitment to compliance and integrity issues.

Orthofix and Blackstone Are On The Right Track Today – Support Your Board In Continuing This Progress

Significant recent indications of progress and improved performance at Blackstone validate our strategy. On February 12, the Company released its full year 2008 results and 2009 guidance, showing substantial improvement in the operating performance of the spinal implant and biologic business, including increased revenue, a higher gross profit margin and lower adjusted operating expenses. These encouraging results followed a number of other recent positive developments, including:

•
On February 11, 2009, Orthofix announced the acceleration of the launch date of Trinity® Evolution™, the next generation adult stem cell-based allograft developed in collaboration with the Musculoskeletal Transplant Foundation (MTF). The limited market release is now expected to occur by May 1st of this year, two months ahead of schedule. This development followed a December 15, 2008 announcement that Orthofix and MTF had achieved a major development milestone, which was also ahead of schedule.

•
Orthofix also initiated the limited market release of two new products, the Firebird™ pedicle screw system and the PILLAR™ SA interbody device, both of which are expected to be fully launched in the first quarter of 2009.

•
In December 2008 Orthofix made a $10 million partial debt repayment, ahead of the scheduled maturity date.  At December 31, 2008 our debt-to-EBITDA ratio as defined in our amended credit facility was 3.4 versus the maximum allowable ratio of 4.0.  This gave us approximately $49 million of available debt capacity at December 31, 2008.  When the maximum allowable debt-to-EBITDA ratio decreases to 3.5 at September 30th of this year, we expect the last 12 months’ total EBITDA used in the calculation of the leverage ratio to be significantly higher than the amount used in the calculation at December 31, 2008.  This is because the calculation will no longer include the increase in inventory reserve of $11.5 million recorded in the third quarter of 2008.

•
In February 2009, the Company made a second, $7 million, partial debt repayment and announced a consolidation plan that will create cost savings and synergies between the operating groups of the Company.

Further, industry analysts have recognized Orthofix’s progress and, as a result, have questioned Ramius’ previously stated intent to sell Blackstone.

“Orthofix is in a position where it must execute its current strategy through 2009 to achieve its guidance.  Ramius, an investment management firm with a stake in OFIX, has made an aggressive push to hold a special shareholders meeting to call into questions the suitability of the Blackstone acquisition, and is attempting to appoint four new individuals to the Orthofix board of directors.  We believe any attempt to divest the Blackstone business in a fire sale would disrupt Orthofix’s current strategies and limit the company’s near-term and long-term potential.”
Canaccord Adams, February 18, 2009

“On one hand, we agree that the Ramius proposal to sell the Blackstone unit would likely result in an immediate increase in shareholder value, but this may not necessarily be the best long-term strategic move for the company.  We believe management is taking appropriate steps to successfully turn around its spine business.”
Susquehanna International Group, February 24, 2009

“In our opinion, OFIX’s decision to judiciously employ improving cash flows to pay down debt is sound. OFIX has steadily made prepayments to reduce the principle amount owed and the strategy to further delever as cash flows improve is crucial to avoid a covenant breach as the leverage ratio will come down to 3.25x in Q4:09 and 2.85 in Q1:10. OFIX's projection of an improving EBITDA run rate is consistent with our model, and we do not expect OFIX to break any covenants.”
Jefferies & Company, Inc, February 18, 2009

Reject the Ramius Proposals and Vote the Company’s BLUE Proxy Card

Sincerely,

Orthofix Board of Directors

For assistance in voting your shares, please call 199 Water Street, 26th Floor New York, NY 10038 Toll free (800) 323-4133 Banks and Brokerage Firms please call (212) 440-9800

About Orthofix

Orthofix International, N.V., a global medical device company, offers a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages–helping them achieve a more active and mobile lifestyle. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and Blackstone Medical, Inc., and via partnerships with other leading orthopedic product companies. In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Orthopedic Research and Education Foundation, Rutgers University, the Cleveland Clinic Foundation, Texas Scottish Rite Hospital for Children and National Osteoporosis Institute. For more information about Orthofix, please visit www.orthofix.com.

Forward-Looking Statements
This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management's current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.
Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to and interpretation of governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission.

Important Additional Information

Orthofix International N.V. (“Orthofix”) has filed a definitive proxy statement, dated February 26, 2009, with the SEC in connection with a special general meeting of shareholders of Orthofix to be held on April 2, 2009 at which Ramius Capital and certain of its affiliates propose to make changes to the composition of Orthofix's board of directors. SHAREHOLDERS ARE URGED TO READ ORTHOFIX'S DEFINITIVE PROXY MATERIALS AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY ORTHOFIX WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a free copy of the proxy statement and other materials filed by Orthofix with the SEC at the SEC's website at  www.sec.gov, at Orthofix's website at www.orthofix.com, or by contacting Georgeson, 199 Water Street, 26th Floor, New York, NY 10038 or by calling (212) 440-9800 (bankers and brokers) or toll-free (800) 323-4133 (all others).

Orthofix and its directors and certain executive officers are participants in the solicitation of proxies in connection with the special general meeting of shareholders. The names of such persons are: James F. Gero, Peter J. Hewett, Jerry C. Benjamin, Charles W. Federico, Dr. Guy J. Jordan, Ph.D., Thomas J. Kester, CPA, Alan W. Milinazzo, Maria Sainz, Dr. Walter P. von Wartburg, Kenneth R. Weisshaar, Robert S. Vaters, Michael Simpson, Bradley R. Mason, Raymond C. Kolls, J.D., and Michael M. Finegan. Information regarding such participants, as well as each such person's respective interests in Orthofix (whether through ownership of Orthofix securities or otherwise), is set forth in Orthofix's definitive proxy statement dated February 26, 2009, which may be obtained free of charge at the SEC's website at www.sec.gov, Orthofix's website at www.orthofix.com, or by contacting Georgeson, 199 Water Street, 26th Floor, New York, NY 10038 or by calling (212) 440-9800 (bankers and brokers) or toll-free (800) 323-4133 (all others).